Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	CIRIUS THERAPEUTICS, INC.
Number of Shares:	145,631, plus all Additional Shares which Holder is entitled to purchase pursuant to Section 1.7
Class of Stock:	Series A-2 Preferred Stock
Warrant Price:	$1.03 per share
Issue Date:	March 6, 2018
Expiration Date:	March 6, 2028

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACIFIC WESTERN BANK or its assignee or transferee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant. Reference is made to Section 5.4 of this warrant, whereby Pacific Western Bank shall transfer this warrant to its parent company, PacWest Bancorp.

This warrant is being issued in connection with the execution of that certain Loan and Security Agreement, dated as of March 6, 2018 by and between the Company and Holder (the “Loan Agreement”).

ARTICLE 1

EXERCISE

1.1    Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check or wire transfer of immediately available funds for the aggregate Warrant Price for the Shares being purchased.

1.2    Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3    Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the

Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6    Treatment of Warrant Upon Acquisition of the Company.

1.6.1    “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2    Exercise Upon Acquisition. Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities, this warrant shall be automatically converted pursuant to Section 1.2, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

1.6.3    Assumption of Warrant. Upon the closing of any Acquisition not referred to in Section 1.6.2, Company shall have the option either to (a) cause the successor entity to assume the obligations of this warrant, and this warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this warrant; or (b) purchase this warrant for cash upon the closing of the Acquisition for an amount per Share equal to one (1) times the Warrant Price.

1.7    Additional Shares. Upon the funding of the first Term Loan (as defined in the Loan Agreement) under Tranche B (as defined in the Loan Agreement), the Company shall be deemed to have automatically granted to Holder, in addition to the number of Shares which this Warrant can otherwise be exercised for by Holder, the right to purchase 97,088 additional Shares (such additional shares being called the “Additional Shares”).

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ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are split or subdivided, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4    Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price (as adjusted for reclassifications, exchanges, substitutions, combinations, consolidations, splits, subdivisions or other events relating to the Shares after the date hereof), then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation that apply to Diluting Issuances. For purposes of clarification, with respect to any Diluting Issuance, if the requisite number of the Company’s stockholders waive their rights to any such adjustment under the Company’s Certificate of Incorporation or if the Company’s Certificate of Incorporation is amended for the purposes of avoiding an adjustment to the number of shares of common stock issuable upon conversion of the Shares (or already provides a carve-out for the purposes of avoiding an adjustment to the number of shares of common stock issuable upon conversion of the Shares), such waiver or amendment (or carve-out) shall also operate to waive any rights under this

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Section 2.4 with respect to such Diluting Issuance (but not the rights of the Holder with respect to any subsequent Diluting Issuance).

2.5    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6    Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of this warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1    Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this warrant is the per share price paid in the Company’s most recent equity financing.

(b)    All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)    The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2    Notice of Certain Events. The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3    Information Rights. So long as the Company is not a public company and the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the stockholders of the Company, (b) within

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one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4    Registration Under Securities Act of 1933, as amended. At such next time hereafter as the Company seeks the approval or consent of the investors party to the Company’s Investor Rights Agreement (the “Rights Agreement”), for any purpose, the Company shall concurrently therewith use its best efforts to obtain the requisite consent of such parties to add the Holder as an “Investor” (as defined in the Rights Agreement) for purposes of the “piggyback” registration rights provided pursuant to Section 2.3 of the Rights Agreement. Holder acknowledges that the Rights Agreement may be amended and the obligations under the Rights Agreement may be waived with the consent of the Company and the holders of a majority of then-outstanding Registrable Securities (as defined in the Rights Agreement).

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF THE HOLDER

4.1     Purchase for Own Account. This warrant and the securities to be acquired upon exercise of this warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act of 1933, as amended (the “Act”). Holder also represents that the Holder has not been formed for the specific purpose of acquiring this warrant or the Shares.

4.2    Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3    Investment Experience. The Holder understands that the purchase of this warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

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4.5    The Act. The Holder understands that this warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. In addition, the Holder understands that the certificate(s) evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required.

4.6    Market Stand-Off Agreement. The Holder agrees that the Shares (and any shares of common stock into which the Shares may be converted and any other securities issued to the Holder by the Company) shall be subject to the market standoff provisions in Section 2.11 of the Rights Agreement.

ARTICLE 5

MISCELLANEOUS

5.1    Term: Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

5.2    Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3    Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to PacWest Bancorp or any other affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4    Transfer Procedure. After receipt by Pacific Western Bank of this warrant, Pacific Western Bank will transfer all of this warrant to its parent company, PacWest Bancorp. Subject to the provisions of Section 5.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being

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transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required for the transfer to PacWest Bancorp or a transfer to any other affiliate of Holder. The Company may refuse to recognize a transfer of this warrant or the Shares to any person who directly competes with the Company (as reasonably determined in good faith by the Company’s board of directors, but in no event shall an affiliate of Holder be deemed a competitor of Company), unless, in either case, (i) the stock of the Company is publicly traded, or (ii) such transfer is in connection with an Acquisition of the Company by such a direct competitor.

5.5    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

PacWest Bancorp

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Durham, NC 27701

5.6    Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

CIRIUS THERAPEUTICS, INC.

By:	/s/ Robert F. Baltera

Name:	Robert F. Baltera

Title:	CEO

PACIFIC WESTERN BANK

By:	/s/ Sean Noonan

Name:	Sean Noonan

Title:	Vice President

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.    The undersigned hereby elects to purchase ______________ shares of the ______________ stock of CIRIUS THERAPEUTICS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1.    The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to ______________ of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

3.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

PACWEST BANCORP or Registered Assignee

(Signature)

(Date)